Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of Altria Group, Inc. for the registration of debt securities and to the incorporation by reference therein of our report dated February 21, 2008, with respect to the consolidated financial statements of UST Inc. included in Altria Group, Inc.’s Current Report on Form 8-K dated November 4, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, CT

November 4, 2008